Exhibit 5.1

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

April 1, 2022

Valley National Bancorp

One Penn Plaza, Suite 2930

New York, New York 10119

Re:	Valley National Bancorp Registration of 2,858,275 Shares of Common Stock

I am Senior Executive Vice President, General Counsel and Corporate Secretary of Valley National Bancorp, a New Jersey corporation (the “Company”). I have acted in such capacity in connection with the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, relating to the registration under the Securities Act of 1933, as amended (the “Act”), of (i) 2,726,113 shares of common stock, no par value, of the Company (“Common Stock”) issuable under certain outstanding stock options granted under the Bank Leumi Le-Israel Corporation 2018 Stock Option Plan (the “Plan”), which were assumed by the Company and converted into options to acquire shares of Common Stock in connection with the acquisition of Bank Leumi Le-Israel Corporation (“Leumi USA”) by the Company on April 1, 2022 and (ii) 132,162 shares of Common Stock issuable in connection with the Company’s assumption and conversion of a restricted stock unit award granted to Avner Mendelson pursuant to a restricted stock unit agreement (the “RSU agreement”), dated as of January 6, 2022, by and between Avner Mendelson and Leumi USA (such shares of Common Stock described in clauses (i) and (ii) of this sentence, the “Shares”).

I have examined originals, or copies certified or otherwise identified to my satisfaction, of the Plan, the RSU agreement and such corporate records, documents, agreements, instruments and certificates of public officials of the State of New Jersey and of officers of the Company as I have deemed necessary or appropriate in order to express the opinion hereinafter set forth.

In my examination of such documents and records and rendering this opinion, I have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the authenticity of the originals of such documents submitted to me as certified copies, the conformity to originals of all documents submitted to me as copies, the authenticity of the originals of such documents, that all documents submitted to me as certified copies are true and correct copies of such originals and the legal capacity of all natural persons executing any of the foregoing documents. I have also assumed that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan or the RSU agreement, as applicable, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws. I have further assumed that there will be no material changes to the documents I have examined and that, at all times prior to the issuance of the Shares, the Company will maintain a sufficient number of authorized but unissued shares of Common Stock available for such issuance.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations set forth herein, I am of the opinion that the Shares will be validly issued, duly authorized, fully paid and nonassessable when the Shares have been duly issued and sold as contemplated by the Registration Statement (including the prospectus, which is not filed herewith) and the Plan or the RSU agreement, as applicable.

The foregoing opinion is limited to the laws of the State of New Jersey. I express no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, I do not hereby concede that I am within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

[Signature page follows]

Very truly yours, /s/ Ronald H. Janis, Esq. Name: Ronald H. Janis, Esq. Title: Senior Executive Vice President and General Counsel

[Signature Page to Form S-8 Opinion of Counsel]